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                                                                     Exhibit 8.1

                   [Letterhead of PricewaterhouseCoopers LLP]

Tyco Acquisition Corp. XXIV
One Tyco Park
Exeter, NH 03833

                                                                 August 23, 2001

Ladies and Gentlemen:

   We have acted as tax advisors to Tyco Acquisition Corp. XXIV, a Nevada corporation ("Acquiror") and direct, wholly-owned subsidiary of Tyco International Ltd., a Bermuda company ("Guarantor"), in connection with the Agreement and Plan of Merger dated as of August 3, 2001 (the "Agreement") by and among Acquiror, and Sensormatic Electronics Corporation, a Delaware corporation (the "Company"), which provides, among other things, for the exchange offer (the "Offer") to exchange Guarantor Common Shares for all of the issued and outstanding shares of Company Common Stock and the merger (the "Merger") of Company with and into Acquiror (the Offer and Merger, together, the "Transaction"). All capitalized terms, unless otherwise defined, have the meanings assigned to them in the Agreement.

   For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Agreement, (ii) the prospectus included in the registration statement on Form S-4 (the "Registration Statement"), filed by Guarantor with the Securities and Exchange Commission (the "Prospectus"), and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion. In rendering our opinion, we have assumed the absence of material changes in facts or law between the date hereof and the Effective Time. In addition, in rendering our opinion we have relied upon certain written statements and representations made to us by the Company, Guarantor, and Acquiror dated the date hereof, and we have assumed that such statements and representations will be complete and accurate as of the Effective Time. In addition, we have relied upon certain statements, representations and covenants contained in the Agreement and the Prospectus, which we have neither investigated nor verified, including the validity of the corporations involved in the Merger and the obligations of the parties to the Agreement to make all required filings with governmental agencies. We have assumed that all such statements and representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and representations will be taken.

   In addition, we have assumed that (i) the Transaction will be consummated in accordance with the Agreement and as described in the Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof in any respect prior to the Effective
Time), and the Merger will qualify as a statutory merger under the laws of the State of Delaware; (ii) each of the Company, Guarantor, and Acquiror will comply with all reporting obligations with respect to the Transaction required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder (the "Regulations"); (iii) the Agreement and all other documents and instruments referred to therein or in the Prospectus are valid and binding in accordance with their terms; and (iv) the
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Minimum Condition shall be satisfied and the Merger shall be completed as soon as practicable after the consummation of the Offer as required by the Agreement. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions, could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the "IRS") by the Company, Guarantor or Acquiror as to the United States federal income tax consequences of any aspect of the Transaction. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

   In rendering our opinion, we have considered applicable provisions of the Code, the Regulations, pertinent judicial authorities, rulings of the IRS and such other authorities as we considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive affect. A material change in any of the authorities upon which our opinion is based could adversely affect our opinion.

   Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable United States income tax law, that the Transaction will constitute a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code that is not subject to
Section 367(a)(1) of the Code pursuant to U.S. Treasury Regulation Section 1.367(a)-3(c), other than with respect to holders of Company common stock who are or will be "five-percent transferee shareholders" within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii) and do not enter into five-year gain recognition agreements in the form proved in U.S. Treasury Regulation Section 1.367(a)-8, and that each of Guarantor, Acquiror, and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In addition, the statements contained in the section of the Prospectus entitled "THE OFFER--Material U.S. Federal Income Tax and Bermuda Tax Consequences--U.S. Federal Income Tax Consequences--1. Consequences of the offer and the merger" constitute our opinion as to the material United States federal income tax consequences of the exchange of Company Common Stock for Guarantor Common Shares in the Transaction.

   No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any state, local or non-U.S. tax law. Furthermore, our opinion is based on current United States federal income tax law and administrative interpretations, and we do not undertake to advise you as to any changes after the date hereof in federal income tax law or administrative interpretations that may affect our opinion unless we are specifically asked to do so.

   We hereby consent to the filing of this opinion as an exhibit to the aforementioned Prospectus and to the reference to this firm under the caption "THE OFFER--Material U.S. Federal Income Tax and Bermuda Tax Consequences--U.S. Federal Income Tax Consequences--1. Consequences of the offer and the merger" in the Prospectus which is a part thereof. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of
Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

   This opinion has been delivered to you as contemplated by the Agreement and for the purpose of being included as an exhibit to the Registration Statement and is intended solely for your benefit and, except as set forth above, may not be circulated, quoted or otherwise referred to for any other purpose without our written consent.

                                          Very truly yours,

                                          /s/ PricewaterhouseCoopers LLP



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